Exhibit 99(g)(2)

Amendment No. 1 to Global Custody Agreement

This Amendment No. 1 (this “Amendment”), dated December 2, 2016 (The “Amendment Effective Date”), amends that certain Global Custody Agreement dated November 20, 2013, between Broadview Funds Trust (the “Principal”) and MUFG Union Bank, N.A. (“Custodian”) (each, a “Party” and together, the “Parties”) (the “Agreement”) as follows.

WHEREAS, Principal and Custodian wish to amend the fees set forth in Appendix C of the Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the Parties hereto agree as follows:

1.	Appendix C to the Agreement is deleted in its entirety and replaced with the Appendix C attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

BROADVIEW FUNDS TRUST		MUFG Union Bank, N.A.

By:	/s/ Angela Pingel	By:	/s/ Theresa A. Moore
	Angela Pingel		Theresa A. Moore
	Vice President and Assistant Secretary		Vice President

APPENDIX C

[Redacted]